Exhibit 16.1

July 18, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:  China Green Material Technologies, Inc.

Commissioners:

We have read the statements made by China Green Material Technologies, Inc. under Item 4.01 of its Form 8-K dated July 13, 2011.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of China Green Material Technologies, Inc. contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

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